Exhibit 99

May 12, 2010

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2010 EARNINGS

Wheeling, WV, May 12, 2010–First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the first quarter of 2010 was reported at $460,651 or $.29 per share, compared to $523,594 or $.33 per share reported for the same period a year earlier. The decrease in earnings during the first quarter of 2010 compared to 2009 was primarily attributed to increases in noninterest expenses and the provision for loan losses, offset in part by increases in net interest income, noninterest income and a decrease in income tax expense. As compared to the prior year, noninterest expenses increased $160,085 or 9.2% during the first quarter of 2010 as compared to 2009 primarily due to increases in salary and employee benefits expenses, other operating expenses and in occupancy expenses. Net interest income increased $15,536 or .7%, primarily due to the decrease in the interest paid on interest bearing liabilities, offset in part by the decrease in the income earned on investment securities combined with the decrease in the interest and fees earned on loans. Noninterest income increased $5,407 or 1.9%, primarily due to an increase in other operating income combined with the change in the net losses on sales of investment securities, offset in part by the decline in service charges and other fee income. During the first quarter of 2010, the Company allocated $30,000 to the provision for loan losses.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	(Unaudited)
(Dollars in thousands, except share and per share data)	March 31, 2010	December 31, 2009

AT PERIOD END
Total Assets	$283,279	$271,131
Total Deposits	222,753	221,246
Total Loans	126,266	128,581
Total Investment Securities	126,094	115,997
Shareholders’ Equity	31,221	30,806
Shareholders’ Equity Per Share of Common Stock	19.64	19.38

(Dollars in thousands, except share and per share data)	March 31, 2010	March 31, 2009

FOR THE THREE MONTHS ENDED
Net income	461	524
Provision for Loan Losses	30	—
Earnings Per Share of Common Stock	.29	.33
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.70%	.81%
Return on Average Equity	6.46%	7.34%

Weighted average shares outstanding	1,589,411	1,589,411

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”